October 26, 2005

Mr. Patrick Condo
1013 Kimberly Court
Great Falls, VA 22066-1546

Dear Pat:

This is to confirm you employment arrangement as President and Chief Executive Officer with Convera Corporation.

1.	Compensation.

a.  Base Salary. As payment for the services to be rendered by you and subject to the provisions hereinafter stated, the Company shall pay you a base salary at an annualized rate of $480,000 per year, payable on the Company’s normal payroll schedule (the “Base Salary”).

b.  Bonus. In addition to your Base Salary, you will be eligible for an annual bonus (the “Bonus”) of up to $200,000 per year, calculated and paid on a quarterly basis (up to $50,000 per quarter) based upon performance targets established by the Company’s Board of Directors (or independent directors or Compensation Committee as required by the rules and regulations of Nasdaq).

2.	Employee Benefits.

a.  Benefits. As a full-time employee you shall be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to full time employees of the Company, including 401(k) plan, medical, dental, vision, life and long-term disability insurance plans.

b.  Expense Reimbursement. The Company agrees to reimburse you for all reasonable, ordinary and necessary travel and entertainment expenses incurred by you in conjunction with your services to the Company consistent with the Company’s standard reimbursement policies. The Company shall pay travel costs incurred by you in conjunction with your services to the Company consistent with the Company’s standard travel policy.

3.	At-Will Employment.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement duly authorized by the Company’s Board of Directors.

4.	Severance Benefits.

General Terms. In no way limiting the Company’s policy of employment at-will, if your employment is terminated (i) by the Company without Cause (as defined below), or (ii) terminated by you for Good Reason (as defined below), in either case, whether or not following or in connection with a Change in Control and other than as a result of your death or disability, the Company will provide you with the following:

a.  Severance. Equal to 18 months of your then-current regular Base Salary and Bonus paid out over the Company’s regular payroll schedule following the effective date of your release. Your health and dental insurance coverage for your then-current Convera plans will be paid by Convera through the COBRA vehicle for 18 months unless you receive comparable coverage under another company’s plan before the end of that period at which point Convera’s payments would cease.

b.  Stock Options. Your stock options will continue to vest through the duration of the severance period.

As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement, which provides for, among other matters, the release of any claims you may have against the Company and your agreement not to complete or solicit employees or customers for a period of 18 months from termination of employment.

Cause. For the purposes of this letter, “Cause” shall mean: (i) your repeated failure to perform one or more of your essential duties and responsibilities to the Company after 10 day written notice to you and a chance to cure; (ii) your failure to follow the lawful directives of the Company’s Board of Directors; (iii) your material violation of any Company policy, including any provision of a Code of Conduct or Code of Ethics adopted by the Company; (iv) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that in the reasonable judgment of the Board of Directors has caused or is reasonably expected to result in material injury to the Company; (v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your conviction of a felony or misdemeanor (other than a traffic offense) or; (vii) your willful breach of any of your obligations under any written agreement with the Company.

Good Reason. For purposes of this letter, “Good Reason” shall mean (i) the Company’s failure to make any required payment to you hereunder that remains unremedied for 10 days after you have provided written notice of such failure to the Board of Directors of the Company, (ii) the substantial diminution of your position or duties or responsibilities; provided, however, that removal of position or title or a reduction of duties or responsibilities shall not be Good Reason if you continue to serve on the Company’s Board of Directors, (iii) a reduction in your Base Salary or target Bonus of more than 10%, unless such reduction is applied to all senior executives, (iv) if within 18 months of a Change of Control, your duties or responsibilities are substantially reduced, (v) the Company’s willful breach of any of its obligations under any written agreement with you that remains unremedied for 10 days after you have provided notice of such breach to the Board of Directors of the Company, or (vi) the relocation of the Company's executive offices to a site more than 75 miles from its present location.

For purposes of this letter, a “Change in Control” means the happening of either of the following:

A. The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

B. The Company combines or is consolidated with, or merges with or into, any other corporation, and following such transaction a person or persons other than a person, who alone or with others, as of the date of this Agreement beneficially owns more than ten percent (10%) of the Company’s outstanding voting securities, become the beneficial owner or owners of at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Company or the surviving entity or its parent immediately after such combination, consolidation or merger, and a majority of the Board of Directors immediately after such transaction consists of individuals other than individuals who served as directors immediately prior to such transaction.

Limitation. Notwithstanding the foregoing, if your employment is terminated without Cause or for Good Reason and, in either case, you still continue to serve on the Company’s Board of Directors, you shall not be entitled to the severance benefits contained in this Section 4.

This letter, together with the Company’s Employee Proprietary Information and Inventions Agreement, stock option agreements related to your various stock option grants and Amended and Restated Deferred Stock Agreement, all of which will remain in full force and effect, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of Virginia, without regard to its conflict of laws provisions, and may only be amended or modified by a writing signed by both parties and approved by the Board of Directors.

We look forward to our continuing relationship and bright future for Convera.

Very truly yours,

CONVERA CORPORATION

By:
Name: Ronald J. Whittier
Title: Chairman of the Board

ACCEPTED AND AGREED:

PATRICK C. CONDO

Signature

Date